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                                                                 Exhibit (h.39)

                      iSHARES TRUST SUBLICENSE AGREEMENT
                      ----------------------------------

   This Sublicense Agreement (the "Agreement") is made as of December 8, 2009, by and between BlackRock Institutional Trust Company, N.A./1/, a national banking association organized under the laws of the United States ("BTC") and iShares Trust, a statutory trust established under the laws of the State of Delaware.

                                   RECITALS

   WHEREAS, pursuant to that certain License Agreement dated July 9, 2009 (the "License Agreement"), between Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and BTC, BTC obtained a license to use in connection with "BGI Funds" (as that term is defined in the License Agreement) certain securities indexes owned and managed by Merrill Lynch (each, an "Index"), along with associated marks (the "Marks"); and

   WHEREAS, BTC has the right pursuant to the License Agreement to sublicense its rights thereunder to iShares Trust; and

   WHEREAS, iShares Trust wishes to use the Indexes and Marks in connection with the establishment of certain new exchange traded funds (each, an "ETF"), each based on an Index, in connection with the identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules and regulations; and

   WHEREAS, BTC wishes to grant a sublicense to iShares Trust for the use of the Indexes and Marks;

   NOW THEREFORE, the parties agree as follows:

   1. Grant of Sublicense. Subject to the terms and conditions of this Agreement, BTC hereby grants to iShares Trust a sublicense to use the Indexes (and associated data, information, and Marks) listed on Exhibit A in the manner set forth in, and subject to the terms of, the License Agreement.

   2. Performance of Obligations Under the License. iShares Trust will be responsible for performing all of BTC's executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Indexes and Marks in connection with the formation and operation of the ETFs.

   3. Fees. iShares Trust shall have no obligation to pay any sublicense fees to BTC or Merrill Lynch under this sublicense agreement.

   4. Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) BTC or a BTC Affiliate ceases to exercise investment discretion over the iShares Trust in its capacity as manager, investment adviser, trustee, or other comparable capacity. BTC shall notify iShares Trust as soon as reasonably practicable of the occurrence of an event described in
(a) above. Upon termination of this Agreement, iShares Trust's right to use the Indexes and the Marks shall terminate immediately.

--------
/1/  Formerly known as Barclays Global Investors, N.A. ("BGI")

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   5. Indemnification. iShares Trust shall indemnify and hold harmless BTC, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any claim, action or proceeding (collectively "claims") that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the ETFs or interests therein, or
(b) any breach by BTC of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of iShares Trust, or
(c) errors in the calculation of any Index, or delays in the dissemination of any Index, or (d) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the iShares Trust or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of BTC or its affiliates. The provisions of this section shall survive termination of this Agreement.

   6. Assignment. iShares Trust will not make, or purport to make, any assignment or other transfer of this Agreement. BTC may assign its rights and obligations under this Agreement effective upon the giving of written notice to iShares Trust.

   7. Amendment. No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

   8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

   9. Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of California.



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   10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

   IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

BLACKROCK INSTITUTIONAL TRUST            iSHARES TRUST
COMPANY, N.A.

By:  /s/  Corin Frost                    By:  /s/  Eilleen M. Clavere
     ----------------------------------       ---------------------------------
     Authorized Signature                     Authorized Signature

     Name: Corin Frost                        Name: Eilleen M. Clavere
     Title: Managing Director                 Title: Secretary, iShares Trust

By:  /s/  Calvin Lee
     ----------------------------------
     Authorized Signature

     Name: Calvin Lee
     Title: Vice President

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                                   Exhibit A
                                   ---------

BofA Merrill Lynch 10+ Year US Corporate & Yankees Index
BofA Merrill Lynch 10+ Year US Corporate & Government Index

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